Contact:
Timothy Cunningham
eLoyalty Corporation
(847) 582 7000
ir@eloyalty.com

eLoyalty Raises $23.3 Million from Private Placement and Rights Offering

Issues 4.6 million shares of 7% Series B Convertible Stock at $5.10 per share

Lake Forest, IL, December 20, 2001 – eLoyalty Corporation, a leading enterprise CRM services company (Nasdaq: ELOY), announced today that approximately $23.3 million of gross proceeds were raised in the sale of approximately 4.6 million shares of 7% Series B convertible preferred stock (“Series B”) through a private placement with funds affiliated with Technology Crossover Ventures (“TCV”) and Sutter Hill Ventures (“SHV”) and a concurrent rights offering to eLoyalty stockholders

All share information in this press release reflects the effect of the one-for-ten reverse stock split, approved by stockholders on December 18, 2001 and which was effective on December 19, 2001. eLoyalty’s common stock will trade under the symbol “ELOYD” for a period of 20 trading days, beginning on December 19, 2001. Thereafter, the common stock will resume trading under its current symbol “ELOY”. On a post-split basis, the price of the Series B was $5.10 per share.

The results of the private placement with TCV and SHV are as follows:

•	Approximately 1.9 million shares of Series B were sold to TCV for gross proceeds of approximately $9.6 million. TCV also owns approximately 743,000 shares of eLoyalty common stock, which represents approximately 13.2% of eLoyalty’s outstanding common stock of approximately 5.6 million shares. Due to tax constraints on the total amount TCV could invest in the private placement, approximately $5.4 million of their $15 million commitment could not be accepted by eLoyalty.

•	Approximately 1.2 million shares of Series B were sold to SHV for gross proceeds of approximately $6.4 million. SHV also owns approximately 212,000 shares of eLoyalty common stock, which represents approximately 3.8% of eLoyalty’s outstanding common stock of approximately 5.6 million shares. Due to tax constraints on the total amount SHV could invest in the private placement, approximately $3.6 million of their $10 million commitment could not be accepted by eLoyalty.

The results of the rights offering of the Series B to eLoyalty stockholders are as follows:

•	Approximately 1.4 million shares of Series B were sold in the rights offering to approximately 350 eLoyalty stockholders for gross proceeds of approximately $7.3 million.

•	Stockholders exercised approximately 44% of the approximately 40.9 million rights that could have been exercised. The total dollar amount of Series B subscribed for in the rights offering was approximately $24.6 million. However, due to tax constraints on the number of Series B shares which could be sold to stockholders, approximately $17.3 million of subscribed Series B could not be accepted by eLoyalty based on the actual participation in the rights offering.

•	Based upon the actual participation in the rights offering, each right could be exercised for approximately $0.41 of Series B or approximately 0.80 shares of Series B (on a pre-split basis).

•	In accordance with the terms of the private placement, TCV and SHV did not participate in the rights offering.

“We are pleased with the strong confidence demonstrated by TCV and SHV through the private placement and our other stockholders who took advantage of the rights offering,” said Kelly D. Conway, President and CEO of eLoyalty. “We look forward to 2002 with renewed vigor in serving our customers and growing our business.”

About eLoyalty

eLoyalty is a leading management consulting and systems integration company focused exclusively on customer relationship management (CRM). eLoyalty delivers a broad range of services throughout North America, Europe and Australia including strategy and measurement, program management, customer service operations, technology enablement, change management and on-going technical managed services. The combination of methodologies and technical expertise enables eLoyalty to deliver the tangible economic benefits of customer loyalty for our Fortune 1000 clients. For more information, please go to the Company’s web site at www.eloyalty.com or call 877-2-ELOYAL.

ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This news release contains forward-looking statements, including references to plans, strategies, objectives and anticipated future performance and other statements not strictly historical in nature, that are based on current management expectations, forecasts and assumptions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, among others: the ability to maintain our common stock listing on NASDAQ; the ability to attract new clients and continuation of existing and new business from existing clients; reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; maintenance of our reputation and financial strength to remain competitive; management of the risks associated with increasingly complex client projects and new services offerings, including risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, unanticipated cancellations or deferrals, collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; management of growth and expansion of business with new services offerings and into new markets; continued access to capital resources to meet eLoyalty’s operating and financial needs, including the successful consummation of eLoyalty’s pending private placement and rights offering; the realization of certain deferred tax assets which may require a valuation allowance if operating results do not improve in the future; implementation of appropriate infrastructure in a timely and cost-effective manner; the ability to attract and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with eLoyalty’s global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of eLoyalty’s intellectual property rights; the continued impact of the slowdown in the economy on eLoyalty’s financial results; and other general business, capital market and economic conditions and volatility. For further information about these and other risks, see eLoyalty’s recent SEC filings, including its most recent annual report on Form 10-K and those identified under “Risk Factors” in the Registration Statement on Form S-3 filed on September 24, 2001 (as amended on November 13, 2001) and in the company’s quarterly reports on Form 10-Q.